UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) May 29, 2008
IKON Office Solutions, Inc.
(Exact name of registrant as specified in its charter)

OHIO	File No. 1-5964	23-0334400

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
70 Valley Stream Parkway, Malvern, Pennsylvania     19355
Registrant’s telephone number, including area code: (610) 296-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under Off-Balance Sheet Arrangement.
On May 29, 2008, IKON Office Solutions, Inc. (the “Company”) directed The Bank of New York, as Trustee, and in the name of and at the expense of the Company, to provide notice to holders of the Company’s Senior Unsecured Floating Rates Notes due 2012 (the “Notes”), of the Company’s election to redeem the remaining $100,000,000 in aggregate principal amount of the Notes at the redemption price of 100.00% of the principal amount of the Notes (the “Redemption”) redeemed on June 30, 2008 (the “Redemption Date”), in accordance with the terms of the indenture governing the Notes. Holders of the redeemed Notes will also receive accrued and unpaid interest up to, but not including, the Redemption Date. The Company intends to use available cash to fund the Redemption. The aggregate principal amount of Notes issued and outstanding was $100,000,000 following the Company’s partial redemption of $50,000,000 in aggregate principal amount on May 7, 2008 (the “Partial Redemption”) and, accordingly, there will be no remaining issued and outstanding Notes following the Redemption.
The description set forth above is qualified in its entirety by reference to the Notice of Redemption, a copy of which is filed herewith as Exhibit 99.1.

Item 8.01	Other Events.
On May 29, 2008, the Company issued a press release announcing its election to redeem the remaining $100,000,000 in aggregate principal amount of the Notes at the redemption price of 100.00% of the principal amount of the Notes redeemed on the Redemption Date, in accordance with the terms of the indenture governing the Notes. The Company also stated that, as a result of the Partial Redemption and the Redemption, it will incur an approximate $5.7 million loss on early extinguishment of debt in the third quarter of fiscal 2008, ending June 30, 2008. A copy of this press release is furnished herewith as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.
The following exhibits shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibits, in accordance with the provisions of Item 601 of Regulation S-K.

Exhibit No.	Description

99.1	Notice of Partial Redemption dated May 29, 2008.

99.2	Press Release dated May 29, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IKON OFFICE SOLUTIONS, INC.
By:	/s/ Mark A. Hershey
Mark A. Hershey
Senior Vice President, General Counsel and Secretary

Dated: May 29, 2008